UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2011

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland	21117_
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR   240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 31, 2011, due to health issues, Bradley T. MacDonald resigned as Executive Chairman of the Board of Directors (the “Board of Directors”) of Medifast, Inc.  Mr. MacDonald will continue to serve as a Director of the company.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 8.01	Other Events

The Board of Directors appointed Michael C. MacDonald, a long-standing member of the Board of Directors, as the successor to serve as Executive Chairman of the Board of Directors, effective as of November 4, 2011.

As, Executive Chairman, Michael C. MacDonald, will receive an annual base salary of $300,000 and be eligible for an annual bonus for 2012 consistent with bonuses for which Company senior executives are eligible, based on the Company’s 2012 performance goals as approved by the Board of Directors.  Effective on the date of his appointment as Executive Chairman, he will also receive an employment inducement award of 60,000 shares, which will vest in three annual installments beginning on the first anniversary of the grant date.

Additionally, Director Jason Groves was appointed Executive Vice President and General Counsel effective November 17, 2011.  Mr. Groves will remain a Director but will no longer serve as a member of the Audit Committee. Director John P. McDaniel who meets the requirements to qualify as an Independent Director was appointed to the Audit Committee effective October 31, 2011. To align with these moves, the Company has re-formed the Executive Committee of the Board of Directors.  The Executive Committee will be chaired by Executive Chairman Michael C. MacDonald with Directors Barry B. Bondroff, Jason L. Groves, Michael S. McDevitt, Jeannette M. Mills and Margaret Sheetz as members.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Medifast, Inc., dated November 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.
Dated: November 3, 2011

/s/ Brendan N. Connors
Brendan N. Connors
Chief Financial Officer